For more information:
Mary Hill Leahy
Senior Vice President, General Counsel
and Corporate Secretary
(414)224-2057

Journal Communications Names Andre Fernandez
Executive Vice President, Finance and Strategy

MILWAUKEE, WI – September 15, 2008 – Journal Communications, Inc. (NYSE:JRN) today announced that, effective October 20, 2008, Andre J. Fernandez will become Journal Communications’ Executive Vice President, Finance and Strategy. Currently Chief Financial Officer for NBC Universal’s Telemundo Communications Group, Mr. Fernandez will also assume the Chief Financial Officer responsibilities from Paul M. Bonaiuto, who in May announced his intention to retire.

“We look forward to welcoming Andre and his extensive financial leadership experience, which he has demonstrated in a variety of roles,” said Steven J. Smith, Chairman and Chief Executive Officer.  “His experience with NBC Universal’s Telemundo division and other GE assignments makes him an ideal fit for our organization as we grow our media organization in an increasingly digital era.”

Fernandez joins Journal Communications from NBC Universal where he was Senior Vice President, Chief Financial Officer and Treasurer for Telemundo Communications Group, Inc. Prior to Telemundo, he served in a number of financial leadership roles for GE including Chief Financial Officer and Controller for Latin America in Mexico City, Chief Financial Officer for GE Digital Energy in Atlanta, Assistant Treasurer and Risk Manager-Latin America for GE Corporate Treasury in Sao Paulo, Brazil, and Chief Financial Officer, GE Capital Information Technology Solutions, also in Sao Paulo.

Prior to his eleven years at GE, Fernandez was Treasury and Financial Planning and Analysis Manager at the United Technologies Corporation in both the US and Brazil.  He began his career on Wall Street at both Brown Brothers Harriman and Merrill Lynch.  Fernandez holds an AB degree in Economics from Harvard College.

“I look forward to joining a diversified media company known for its high quality broadcast, print and digital offerings,” said Andre Fernandez. He will begin at Journal Communications on October 20. Paul Bonaiuto will step down as CFO following the filing of Journal’s Quarterly Report on Form 10-Q for the quarter ending September 28, 2008, but will continue with Journal to assist in the transition for a period of time after that date.

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882.  We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services.  We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and 52 community newspapers and shoppers in Wisconsin and Florida.  We own and operate 35 radio stations and 12 television stations in 12 states and operate one television station under a local marketing agreement.  Our interactive media assets include more than 121 online enterprises that are associated with our daily and community newspapers, television and radio stations.  We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material – and operate a direct marketing services business.

Source: Journal Communications, Inc.